Exhibit 10.1

Execution Version

BARCLAYS

745 Seventh Avenue

New York, NY 10019

CONFIDENTIAL

October 5, 2015

Skyworks Solutions, Inc.

20 Sylvan Road

Woburn, MA 01801

Attention:      Donald W. Palette

Project Princeton
Commitment Letter

Ladies and Gentlemen:

You (the “Borrower” or “you”) have advised Barclays Bank PLC (“Barclays” and, together with any Additional Arrangers (as defined below) appointed in accordance with Section 2 below, “we”, “us” or the “Commitment Parties”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.                                      Commitments.

In connection with the Transactions, Barclays is pleased to advise you of its commitment to provide 100% of the Term Facility (Barclays, together with any other initial lender that becomes a party hereto pursuant to Section 2 below is referred to herein as, an “Initial Lender” and, collectively, the “Initial Lenders”).

2.                                      Titles and Roles.

You hereby appoint Barclays to act and Barclays hereby agrees to act as (i) a lead arranger for the Term Facility (together with any other lead arranger, if any, appointed pursuant to this paragraph, each in such capacity a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) a bookrunner for the Term Facility (together with any other joint bookrunner, if any, appointed pursuant to this paragraph, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”), and (iii) sole administrative agent and collateral agent for the Term Facility (in such capacity, the “Administrative Agent”). It is further agreed that Barclays shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of the Term Facility and shall hold the roles and responsibility understood to be associated with such title and placement. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates in connection with the Term Facility unless you and the Lead Arrangers shall so agree; provided that, at any time on or prior to the 15th calendar day following the date of this Commitment Letter, you may (in consultation with Barclays) appoint up to an aggregate of two joint lead arrangers and joint bookrunning managers and appoint additional agents or co-agents or confer other titles for the Facilities in consultation with Barclays (such additional lead arrangers and joint bookrunners, the “Additional Arrangers”); provided that, (i) such Additional Arrangers (or their affiliates) shall not be allocated more than 35% of the overall economics in the aggregate, (ii) each Additional Arranger’s aggregate commitment shall be allocated pro rata among the Tranches of the Term Facility, (iii) the commitments of Barclays hereunder will be reduced by the amount of the commitments of each Additional Arranger (or its relevant affiliate) under the applicable Tranche, upon the execution of customary joinder documentation satisfactory to Barclays, (iv) the commitments assumed by such Additional Arranger for the Term Facility will be in proportion to the economics allocated to such Additional Arranger in respect of the Term Facility and (v) no Additional Arrangers (nor any affiliate thereof) shall receive greater economics in respect of the Term Facility than that received by Barclays).

3.                                      Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”).  Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified by name in writing by you to us prior to the date hereof, (ii) those persons who are operating company competitors of you, the Company (as defined in Exhibit A) and your and its respective subsidiaries that are separately identified in name in writing by you to us from time to time and (iii) in the case of clause (i), any of their affiliates (other than bona fide debt fund affiliates) that are either (a) identified by name in writing by you to us from time to time or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”).

Notwithstanding the Lead Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term Facility on the date of both the consummation of the Acquisition and the satisfaction of the other conditions to funding set forth in Exhibit C (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Term Facility, including its commitments in respect thereof, until after the funding of the Term Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and us) with respect to all or any portion of any Initial Lender’s commitments in respect of the Term Facility until after the funding of the Term Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred, in each case other than as a result of an assignment to an Initial Lender or an Additional Arranger (or its affiliate) in accordance with Section 2 above.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of,

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or receipt of commitments in respect of, the Term Facility and in no event shall the commencement or successful completion of syndication of the Term Facility constitute a condition to the availability of the Term Facility on the Closing Date.  The Lead Arrangers may commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Term Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) of the Term Facility is achieved and (ii) the 45th day following the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to us. Such assistance shall include, without limitation:  (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, such contact between senior management of the Company and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your assistance (including, in the case of information relating to the Company and its subsidiaries, the use of commercially reasonable efforts to cause the Company and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to or concurrent with the launch of the general syndication of the Term Facility, ratings (but not specific ratings) for the Term Facility from each of Standard & Poor’s Financial Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of one meeting (and, if deemed reasonably necessary by the Lead Arrangers, one or more conference calls) of prospective Lenders at a time and location to be mutually agreed upon (and your using commercially reasonable efforts to cause the relevant senior officers of the Company to be available for such meeting), and (f) prior to the Closing Date, ensuring (and using commercially reasonable efforts to have the Company and its subsidiaries ensure) that there are no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you, the Company or any of your or its respective subsidiaries being offered, placed or arranged (other than the Term Facility and indebtedness permitted to be incurred by the Company and its subsidiaries under the Merger Agreement (as in effect on the date hereof)) without the written consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Term Facility. In addition, you agree that neither you nor your subsidiaries will enter into any binding agreement to acquire a business (other than the Company) on or after the date hereof (and on or prior to the Closing Date) that is (i) significant for purposes of Rule 3-05 of Regulation S-X and (ii) intended to be financed (including pursuant to a commitment letter) with debt proceeds without the prior written consent of the Lead Arrangers. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (f) above or in the immediately prior sentence, shall constitute a condition to the funding of the Term Facility on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Term Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the

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allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (subject to your consent rights and rights of appointment set forth in the third preceding paragraph and excluding Disqualified Lenders).  To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and, in the case of information relating to the Company and its subsidiaries, to use commercially reasonable efforts to cause the Company and its subsidiaries to provide) to the Lead Arrangers customary information with respect to the Borrower, the Company and their respective subsidiaries and the Transactions to be set forth in the materials described in clause (c) of the preceding paragraph and the historical and pro forma financial information set forth in paragraphs 4 and 5 of Exhibit C, customary financial estimates, forecasts and other projections delivered to us by you (the “Projections”).  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Company or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Term Facility shall be those required to be delivered pursuant to paragraphs 4 and 5 of Exhibit C.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary marketing material and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Term Facility (the “Information Memorandum”) (such Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to you, the Company or your or its respective subsidiaries or securities (for purposes of United States federal and state securities laws) (“MNPI”) and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).  You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Joint Bookrunners, you agree to assist (and, in the case of information relating to the Company and its subsidiaries, to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Term Facility that consists exclusively of information of a type that is publicly available and/or does not include MNPI to be used by Public Siders. It is understood that in connection with your assistance described above, you will provide customary authorization letters (which shall include a customary negative assurance representation) for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, contain customary representations with regard to the accuracy thereof and represent that the additional version of the Information Materials does not include any MNPI (other than information about the Term Facility) and exculpate you, the Company, the Borrower and its respective subsidiaries and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our request, to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear

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prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”).  We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you for review a reasonable period of time prior thereto), unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders:  (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facility Documentation (as defined in Exhibit B) and (d) publicly filed financial statements of you and your subsidiaries and the Company and its subsidiaries.  If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then we will not distribute such materials to Public Siders without further discussion with you.

4.                                      Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties by you, the Company or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances).  In arranging and syndicating the Term Facility, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without

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responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.                                      Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated as of the date hereof with respect to the Term Facility (the “Fee Letter”), if and to the extent payable.  Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.                                      Conditions.

The commitments of the Initial Lenders hereunder to fund the Term Facility on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to the satisfaction of the conditions to funding set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the funding of the Term Facility shall occur.  It is understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be (a) such of the representations made by the Company with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure periods) to terminate your (and/or its) obligations under the Merger Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (b) the Specified Representations (as defined below) in the Facility Documentation and (ii) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the applicable conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities of any wholly owned domestic material subsidiaries of the Borrower (to the extent required by the Term Sheet) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower, but no later than 90 days after the Closing Date (or such longer period as the Administrative Agent may determine in its reasonable discretion).  For purposes hereof, “Specified Representations” means the applicable representations and warranties of the Borrower set forth in the Facility Documentation relating to organizational existence, power and authority, due authorization, execution and delivery, Federal Reserve margin regulations, the Patriot Act, FCPA or OFAC (with respect to the use of proceeds of the Term Facility), the Investment

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Company Act and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the applicable Facility Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); the incurrence of the loans to be made under the Term Facility and the provision of the Guarantees, in each case under the Term Facility, and the granting of the security interests in the Collateral to secure the Term Facility, and the entering into of the applicable Facility Documentation, do not conflict with the organizational documents of the Loan Parties; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.                                      Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facility Documentation, you agree (a) subject to applicable laws, rules or regulations, to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Term Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel and another firm of local counsel in each appropriate jurisdiction for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or of its Related Indemnified Persons (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent, arranger or bookrunner under the Term Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s

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consultants’ fees), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm or counsel and another firm of local counsel in each appropriate jurisdiction), in each case incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be liable in respect of their commitments to the Term Facility, on a several (and not joint) basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

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“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any controlled affiliate of such Indemnified Person, (2) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or any of its controlled affiliates and (3) the respective agents and advisors of such Indemnified Person or any of its controlling persons or any of its controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate.

8.                                      Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Company or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Company, the Company’s and your customers or competitors and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you and the Company and your and its respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you and the Company and your and its respective subsidiaries and affiliates.  You agree that each Commitment Party will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you and the Company and your and its respective equity holders or your and their respective subsidiaries and affiliates, on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading

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to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you and the Company and your and its respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or the Company or your or its respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Company or any of your or its respective affiliates on other matters) and no Commitment Party has any obligation to you or the Company or your or its respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal, tax and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter or the transactions contemplated hereby and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.                                      Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders who are informed of the confidential nature thereof, on a confidential and need to know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, (i) to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent not prohibited by applicable law, rule or regulation and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Term Sheet and the other exhibits and attachments to this Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Term Facility (including the Information

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Materials) or in connection with any public or regulatory filing requirement relating to the Transactions (in which case you may also disclose this Commitment Letter and its contents), (iii) you may disclose the Term Sheet and other exhibits and attachments to this Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Company, the Borrower and/or the Term Facility, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public or regulatory filing requirement relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, and (vi) you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons or equity holders, on a confidential and need-to-know basis; provided, the Fee Letter has been redacted in a manner reasonably agreed by us.

Each Commitment Party and its affiliates will use all confidential information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) (i) notify you of the proposed disclosure in advance of such disclosure and if we are unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent not prohibited by applicable law, rule or regulation and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to notify you of the proposed disclosure in advance of such disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and if we are unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent not prohibited by applicable law, rule or regulation to the extent practicable), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, your affiliates, the Company or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Related Parties”) who need to know such information solely in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph)), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) to

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ratings agencies, (i) for purposes of establishing a “due diligence” defense, (j) to the extent you consent in writing to any specific disclosure or (k) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender.

The confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and (other than in respect of the Fee Letter and its contents) automatically terminate and be of no further effect on the second anniversary of the date hereof.

10.                               Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Term Facility) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and

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agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right to terminate your or its obligations under the Merger Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Joint Bookrunner may, with your consent, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent as provided in Section 6 hereof, and further subject to the Limited Conditionality Provisions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the

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Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower, the Company and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.  You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication (if applicable), information (if applicable), conflicting interest, absence of advisory or fiduciary duties, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than those relating to confidentiality, to the syndication of the Term Facility, to the penultimate sentence of Section 4, and other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Term Facility (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments of the Term Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on October 5, 2015.  Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  Upon execution and delivery of this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in a signed writing in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Term Facility and (iii) 11:59 p.m., New York City time, on July 6, 2016 (provided that to the extent the Termination Date (as defined in the Merger Agreement) is extended to October 5, 2016 in accordance with the Merger Agreement as in effect on the date hereof, then such date shall be automatically extended to October 5, 2016) (such earliest time set forth in clause (i), (ii) or (iii) above, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Robert Chen
Name: Robert Chen
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich
Name: David J. Aldrich
Title: Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Project Princeton
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Skyworks Solutions, Inc. (the “Borrower”), a Delaware corporation, intends to acquire (the “Acquisition”) directly or indirectly the capital stock of an entity previously identified by the Borrower to us as “Princeton” (the “Company”), from the equity holders thereof.  The Borrower and Amherst Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower (“Merger Sub”) intend to consummate the Acquisition pursuant to that certain Agreement and Plan of Merger, dated as of the date of the Commitment Letter (together with all exhibits, schedules and disclosure letters thereto, collectively, as amended, supplemented, modified or waived in accordance with Paragraph 2 of Exhibit C, the “Merger Agreement”) by and among the Borrower, Merger Sub and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a direct or indirect wholly-owned subsidiary of the Borrower.

In connection with the foregoing, it is intended that:

a)             The Borrower will obtain $1,857 million under a senior secured term loan B facility (the “Term Facility”) comprised of, at the option of the Borrower as set forth on Exhibit B (such selection to be made prior to the launch of general syndication for the Term Facility) (a) a tranche (“Tranche 1”) that matures five years after the Closing Date and/or (b) a tranche (“Tranche 2”; each of Tranche 1 and Tranche 2, a “Tranche”) that matures seven years after the Closing Date;

b)             All principal, accrued but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date in respect of all existing third party indebtedness for borrowed money of the Company and its subsidiaries and the Borrower and its subsidiaries, including the items set forth on Annex I to this Exhibit A (but excluding indebtedness permitted to be incurred by the Company and its subsidiaries under the Merger Agreement (as in effect on the date hereof), certain existing capital leases and purchase money indebtedness to be agreed and other indebtedness to be agreed upon by the Borrower and the Lead Arrangers), and will be repaid, redeemed, repurchased, defeased or discharged (or notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease or satisfy and discharge in full the obligations thereunder in accordance with the terms thereof) in connection with, and substantially concurrently with the closing of, the Transactions, and all commitments to lend and all related guarantees and security interests will be terminated and released or customary arrangements for the termination and or release shall have been agreed upon with the Administrative Agent (collectively, the “Refinancing”); and

c)              The proceeds of the Term Facility, together with a portion of the cash on hand at the Borrower and its subsidiaries on the Closing Date, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions, and (iii) to finance the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of the Acquisition Funds) are collectively referred to herein as the “Transactions”.

Annex I

Refinancing Debt

1.              That certain Credit Agreement dated as of August 2, 2013, (as amended by that certain Amendment to Credit Agreement, dated as of September 3, 2014, as further amended by that certain Second Amendment to Credit Agreement, dated as of June 5, 2015, and as further amended, restated, supplemented or otherwise modified from time to time) by and among PMC Sierra, Inc. and PMC-Sierra US, Inc., as Borrowers, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

EXHIBIT B

Project Princeton
 Term Facility
Summary of Principal Terms and Conditions(1)

Borrower:	Skyworks Solutions, Inc., a Delaware corporation (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Barclays Bank PLC (“Barclays”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:

Barclays Bank PLC (“Barclays”) will act as lead arranger (together with any Additional Arrangers appointed in accordance with the terms set forth in the Commitment Letter each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”) and bookrunner (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case, for the Term Facility, and will perform the duties customarily associated with such roles.

Syndication Agent:	Barclays will act as syndication agent for the Term Facility.

Co-Documentation Agents:	One or more entities to be agreed will act as co-documentation agents for the Term Facility.

Term Facility:

A senior secured term loan B facility in an aggregate principal amount of $1,857 million, which shall consist of, at the option of the Borrower (such selection to be made prior to the launch of general syndication for the Term Facility (as defined below)):

(a) a tranche 1 term loan commitment of no less than $250 million (or such lesser amount as agreed by Barclays in its sole discretion) and, together with the commitments in respect of Tranche 2 below, no more than $1,857 million (“Tranche 1”); and/or

(b) a tranche 2 term loan commitment of no less than $250 million (or such lesser amount as agreed by Barclays in its sole discretion) and, together with the commitments in respect of Tranche 1 above, no more than $1,857 million (“Tranche 2” and, together with Tranche 1, the “Term Facility”). Each of Tranche 1 and Tranche 2 are referred to herein as a “Tranche”.

One drawing may be made under each Tranche of the Term Facility on the Closing Date.

(1)                                 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

The loans under the Term Facility are referred to as the “Loans”. The Lenders holding such Loans are referred to as the “Term Lenders”.

Incremental Term Facilities:

The Facility Documentation will permit the Borrower (x) to add one or more incremental term loan facilities (of the same class or different classes) to the Term Facility (each, an “Incremental Term Facility” and the commitments in respect thereof, the “Incremental Term Commitments”) and (y) add a revolving facility and further commitment increases thereunder (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed (A) $1,400 million plus (B) an unlimited amount such that, after giving effect to the incurrence of any such Incremental Facility (assuming, in the case of the Incremental Revolving Facility, the commitments thereunder are drawn in full) and other customary pro forma adjustments, the First Lien Leverage Ratio (to be defined) is less than or equal to 3.00:1.00.

(i)            no default or event of default has occurred and is continuing (except in connection with permitted acquisitions or similar investments, which shall be subject to customary limited condition acquisition provisions to be agreed) has occurred and is continuing or would exist after giving effect thereto;

(ii)           the maturity date of any such Incremental Term Facility shall be no earlier than the latest maturity date of the then outstanding loans or commitments and the weighted average life of such Incremental Term Facility shall not be shorter than the then longest remaining weighted average life of the then outstanding Term Facility;

(iii)          the pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided, that, in the event that the interest margins for any Incremental Term Facility put in place within 12 months after the Closing Date are greater than the corresponding interest margins for the existing Term Facility by more than 50 basis points, then the interest margins for the existing Term Facility shall be increased to be equal to the interest margins for such Incremental Term Facility minus 50 basis points; provided further, that, for purposes of determining such interest margins, (w) original issue discount (based on an assumed four-year life to maturity), interest rate floors, and upfront and similar fees payable by the Borrower shall be included, (x) any amendments to the interest margin on the relevant existing facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Term Facility shall be included, (y) if such Incremental Term Facility includes any interest rate floor greater than that applicable to the relevant existing facility and such floor is applicable to the relevant existing facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase and (z) customary arrangement, commitment, structuring, underwriting and similar fees that are not payable to all lenders generally shall be excluded;

(iv)          any Incremental Term Facility shall be established under the Facility Documentation on terms and pursuant to documentation to be agreed between the Borrower and the applicable lenders providing the Incremental Term Facility; provided that (1) the covenants and defaults of such Incremental Term Facility are not more favorable (when taken as whole) to the lenders providing such Incremental Term Facility than the terms of the Facility Documentation (when taken as a whole) are to the existing

Lenders (except for covenants or defaults (x) applicable only to periods after the latest maturity date of the Term Facility or any Incremental Term Facility existing at the time of such incurrence or (y) as are beneficial to the Lenders and are incorporated into the Facility Documentation for the benefit of all existing Term Lenders (which may be accomplished without further amendment requirements)); and

(v)           any Incremental Revolving Facility shall be established under the Facility Documentation on terms and pursuant to documentation to be agreed between the Borrower and the applicable lenders providing the Incremental Revolving Facility; provided that any Incremental Revolving Facility will (i) mature no earlier than, and will require no commitment reduction prior to the date that is five years from the Closing Date, (ii) require no scheduled amortization, (iii) not have covenants and defaults more favorable (taken as a whole) to the lenders providing such Incremental Revolving Facility than the terms of the Facility Documentation (when taken as a whole) are to the existing Lenders (except for covenants and defaults (x) as are customary for revolving credit facilities (including financial covenants), (y) applicable only to periods after the latest maturity date of the Term Facility or any Incremental Term Facility existing at the time of such incurrence and (z) as are beneficial to the Lenders and are incorporated into the Facility Documentation for the benefit of all existing Term Lenders (which may be accomplished without further amendment requirements) and (iv) if any prior Incremental Revolving Facility has been established (and is not being refinanced), such Incremental Revolving Facility shall be established as an increase in commitments under such prior Incremental Revolving Facility with identical terms.

The Borrower may (but is not obligated to) seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors (other than Disqualified Lenders) who will become Lenders in connection therewith (“Additional Lenders”); provided that the restrictions applicable to Affiliated Lenders set forth under “Assignments and Participations” shall apply to commitments in respect of Incremental Term Facilities.

The Term Facility will permit the Borrower to utilize availability under the Incremental Term Facilities to issue notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis (“Incremental Notes”); provided that such notes (i) do not mature prior to the latest final stated maturity of, or have a shorter weighted average life than, loans under the existing Term Facility or any then-outstanding loans under any Incremental Term Facility, (ii) the covenants and defaults of such Incremental Notes are not more favorable (when taken as whole) to the investors providing such Incremental Notes than the covenants and defaults under the Facility Documentation (when taken as a whole) are to the existing Lenders (except for (x) covenants or defaults applicable only to periods after the latest maturity date of the Term Facility or any Incremental Facility existing at the time of such incurrence or (y) as are incorporated into the Facility Documentation for the benefit of all existing Lenders (which may be accomplished without further amendment requirements)), (iii) to the extent either unsecured or secured on a junior lien basis, do not (x) mature prior to the date that is 91 days after the latest maturity date of the loans under the Term Facility or any then-outstanding loans under any Incremental Term Facility, (y)require mandatory prepayments or redemptions (excluding customary asset sale and change of control provisions) that could result in redemptions of such Incremental Notes prior to the date that is 91 days after the latest maturity date of the loans under the Term Facility or any then-outstanding loans under any Incremental Term Facility or (z) have scheduled amortization, (iv) to the extent secured, shall not be secured by any lien on any asset of any Borrower or any Guarantor that does not also secure the Term Facility or any existing Incremental Facility, or be guaranteed by any person other than the Guarantors, and (vi) to the extent secured, shall be subject to an intercreditor agreement, the form of which will be attached as an exhibit to the credit agreement for the Term Facility.

Refinancing Facilities:

The Facility Documentation will permit the Borrower to refinance loans (including by extending the maturity) under the Term Facility or loans under any Incremental Term Facility from time to time, in whole or part, with (1) one or more new term facilities under the Facility Documentation with the consent of the Borrower and the institutions providing such term loan facility (collectively referred to herein as “Refinancing Facilities”) or (2) one or more series of (x) senior notes or loans (which may be unsecured or secured by the Collateral on a junior basis or, in the case of notes, pari passu basis) or (y) unsecured notes or loans that will be subordinated to the obligations under the Term Facility and any other senior secured or senior unsecured notes or loans (such notes or loans under this clause (2), “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Facility does not mature prior to, or have a shorter weighted average life than, the Term Facility or Incremental Term Facility being refinanced, (ii) any Refinancing Notes that are either unsecured or secured on a junior lien basis shall not mature prior to the date that is 91 days after the latest maturity date of the loans under the Term Facility or the loans under any then-existing Incremental Term Facility, (iii) any Refinancing Notes that are either unsecured or secured on a junior lien basis shall not have any mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default, as applicable) that could result in redemptions of such Refinancing Notes prior to the date that is 91 days after the latest maturity date of the loans under the Term Facility or any then-outstanding loans under any Incremental Term Facility, (iv) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof), (v) any Refinancing Indebtedness is incurred or issued, as applicable, by the Borrower, is not guaranteed by any entities that do not guarantee the Term Facility and is not secured by any assets not securing the Secured Obligations (as defined below), (vi) in the case of any secured Refinancing Notes, is subject to an intercreditor agreement, the form of which will be attached as an exhibit to the credit agreement for the Term Facility, and (vii) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Facility Documentation (when taken as a whole) are to the Lenders (as determined by the Borrower in good faith) (except for (x) covenants or other provisions applicable only to periods after the latest maturity date of any Term Facility or Incremental Term Facility existing at the time of such refinancing or (y) as are incorporated into the Facility Documentation for the benefit of all existing Lenders (which may be accomplished without further amendment requirements)); provided that no junior lien or unsecured Refinancing Indebtedness shall have scheduled amortization.

Purpose:	(A) The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with cash on hand at the Borrower and its subsidiaries, solely to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount or upfront fees required pursuant to the “Market Flex Provisions” in the Fee Letter) to the extent otherwise permitted above.

(B)       The proceeds of any Incremental Term Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:

With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:

Tranche 1 will mature on the date that is five years after the Closing Date. Tranche 2 will mature on the date that is seven years after the Closing Date.

Each Tranche and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of such Tranche, with the balance of such Tranche payable on the applicable maturity date thereof.

The Facility Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Loans or loans under any Incremental Term Facility (which may include, among other things, an increase in the interest rate payable with respect of such extended Term Loans or loans under any Incremental Term Facility, with such extensions subject to customary conditions to be agreed, but not subject to “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:

All obligations of the Borrower under the Term Facility (the “Borrower Obligations”) and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements to be agreed (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), and obligations under cash management arrangements, in each case entered into with a Lender, Lead Arranger, Joint Bookrunner, the Administrative Agent or any affiliate of a Lender, Lead Arranger, Joint Bookrunner or the Administrative Agent at the time such transaction is entered into (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Borrower (the “Subsidiary Guarantors”) and by the Borrower (together with the Subsidiary Guarantors, the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Term Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (any such subsidiary, a “CFC Subsidiary”), (e) any direct or indirect U.S. subsidiary that has no material assets other than equity of one or more direct or indirect CFC Subsidiaries (any such U.S. subsidiary, a “FSHCO”) and (f) any not-for-profit subsidiaries, captive insurance companies or other special purpose subsidiaries.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Borrower Obligations, the Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements (collectively, the “Secured Obligations”) will be secured, on a first priority basis, by: (a) a perfected first priority pledge of 100% of the equity interests of each direct, wholly-owned, material restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any CFC Subsidiary or FSHCO, shall be limited to no more than 65% of the voting capital stock of such CFC Subsidiary or FSHCO and 100% of any non-voting capital stock of such entity) (b) perfected first priority security interests in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property(2), intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) and (c) all proceeds and products of the foregoing (the items described in clauses (a), (b) and (c) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”). The pledges of and security interests in the Collateral granted by the Borrower and each

(2)                                 NTD: Exclusion of foreign IP subject to review of foreign IP portfolio of US entities.

Guarantor shall secure its own respective Secured Obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any fee-owned real property and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the UCC), (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than the Borrower or a restricted subsidiary), the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a restricted subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (viii) in excess of 65% of the voting capital stock of (A) any CFC Subsidiary or (B) any FSHCO, (ix) any asset of a CFC Subsidiary and (x) certain other assets to be agreed. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts, (b) no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title, (c) share certificates of immaterial subsidiaries shall not be required to be delivered, (d) in no event shall notices be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of an event of default and (e) no perfection actions shall be required with respect to letter of credit rights or commercial tort claims, except to the extent perfection is accomplished solely by the filing of a UCC financing statement or analogous filings in the jurisdiction of the applicable Guarantor (it being understood that no actions shall be required to perfect a security interest in chattel paper, letter of credit rights or commercial tort claims, other than the filing of a UCC financing statement or analogous filings in the jurisdiction of the applicable Guarantor) and promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed. No foreign-law governed security documents will be required other than local law share pledge agreements, unless the benefits of any such agreement are outweighed by the burdens or it would be impracticable to implement any such agreement.

Subject to the Limited Conditionality Provisions, all the above-described pledges and security interests shall be created on terms to be agreed; and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Facility Documentation.

Mandatory Prepayments:	Loans under the Term Facility and under any Incremental Term Facility shall be prepaid with:

(A)       commencing with the first full fiscal year of the Borrower after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined) or, if the First Lien Leverage Ratio (to be defined) is (x) greater than or equal to 1.00:1.00 but less than 1.50:1.00, 25% and (y) less than 1.00:1.00, 0% ; provided that, for any fiscal year, at the Borrower’s option, any voluntary prepayments of Term Loans and loans under Incremental Term Facilities made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year);

(B)       an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales (other than the sale of the business identified by the Borrower by name in writing prior to the date of the commitment letter to which this Exhibit B is attached) or other dispositions by the Borrower and its restricted subsidiaries in excess of a materiality threshold to be agreed after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) and subject to the right of the Borrower and the other restricted subsidiaries to reinvest in assets useful in the business of the Borrower and its restricted subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 365 days (and if so committed to be reinvested, actually reinvested within 180 days after such 365 day period); and

(C)       an amount equal to 100% of the net cash proceeds of issuances of debt obligations of Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facility Documentation, except in respect of Refinancing Indebtedness).

Amounts prepaid pursuant to any mandatory prepayment of the Term Facility shall be (x) allocated ratably among each Tranche and (y) applied to scheduled installments of principal in the direct order of maturity.

Notwithstanding the foregoing, the Facility Documentation will provide that, in the event that any Refinancing Indebtedness in respect of the Term Facility or any other indebtedness that is secured on an equal priority basis (but without regard to the control of remedies) with the Term Facility (collectively, “Additional First Lien Debt”), shall be issued or incurred, such Additional First Lien Debt may share no more than ratably in any prepayments required by the foregoing provisions of clauses (B) and (C).

Prepayments from non-U.S. subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited in a manner to be agreed if such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation; provided that the Borrower shall use commercially reasonable efforts to take all actions required by applicable law, rule or regulation to permit such payment and to eliminate such tax consequences.

At the Borrower’s option with customary notice, any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above.

Voluntary Prepayments and Reductions in Commitments:

Voluntary prepayments of borrowings under the Term Facility will be permitted at any time upon one business day’s (or, in the case of prepayment of Adjusted LIBOR (as defined in Annex I to Exhibit B attached hereto) borrowings, three business days’) notice, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty (other than as set forth in second succeeding paragraph).

All voluntary prepayments of the Term Facility and any Incremental Term Facility will be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof, in the case of any prepayment of Term Facility or any Incremental Term Facility), including to any class of extending or existing Loans in such order as the Borrower may designate.

Any Repricing Event (as defined below) (including any yank-a-bank assignment solely as a result of a Lender failing to agree to an amendment to waive or agree to an amendment that constitutes a Repricing Event) with respect to all or any portion of the Loans that occurs prior to the date that is six months after the Closing Date, shall be subject to a prepayment premium of 1% of the principal amount of the Loans so prepaid, refinanced, amended or mandatorily assigned. For the purposes of this paragraph, “Repricing Event” shall mean (x) any prepayment or refinancing (other than in connection with any transaction that would, if consummated, constitute a change of control) of the Term Facility with any new or replacement tranche of syndicated bank financings with a lower effective yield (as determined by the Administrative Agent) than the effective yield (as determined by the Administrative Agent) of the Term Facility, or (y) any amendment (including any yank-a-bank assignment in connection therewith) (other than an amendment of the Term Facility in connection with any transaction that would, if consummated, constitute a change of control) that reduces the effective yield (as determined by the Administrative Agent) of the Term Facility.

Conditions to Initial Borrowing:

Subject to the Limited Conditionality Provisions, the availability of the Term Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice and (b) the applicable conditions set forth in Section 6 of the Commitment Letter.

Facility Documentation:

The definitive documentation for the Term Facility (the “Facility Documentation”) shall be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the syndication of the Term Facility and the requirements of the Merger Agreement and shall (i) be based upon and give due regard to the definitive documentation for that certain term loan credit agreement separately agreed to by the Borrower and the Arrangers with appropriate modifications to baskets and materiality thresholds to reflect the size, leverage and ratings of the Borrower after giving effect to the Transactions, (ii) contain the terms and conditions set forth in this Term Sheet, (iii) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices, (iv) reflect the customary agency and operational requirements of the Administrative Agent and (v) be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions to funding set forth in Section 6 of the Commitment Letter are satisfied.

Representations and Warranties:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries (or, as set forth below, its subsidiaries) only): organizational status and good standing; power and authority, due authorization, execution, delivery and enforceability of Facility Documentation; with respect to the execution, delivery and performance of the Facility Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with law; adverse litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Term Facility; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); no material adverse effect; taxes; insurance; ERISA; compliance by the Borrower and its subsidiaries with Patriot Act, OFAC, FCPA and other anti-money laundering rules and regulations and laws applicable to sanctioned persons; material consents and approvals; ownership of property; subsidiaries; intellectual property; environmental laws; use of proceeds; status of the Term Facility as “senior debt”; ownership of properties; creation, perfection, validity and priority of liens and other security interests (subject to the Limited Conditionality Provisions); and consolidated Closing Date solvency of the Borrower and its subsidiaries, taken as a whole, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be mutually agreed.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries (or, as set forth below, its subsidiaries) only): delivery of annual audited and quarterly unaudited financial statements of the Borrower or any direct or indirect parent of the Borrower (subject to delivery of customary consolidating information explaining the differences between financials of the Borrower and such parent) and its consolidated subsidiaries prepared in accordance GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarters of any fiscal year, and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit, quarterly delivery of a management discussion and analysis, annual budget reports in the form customarily prepared by management (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), officers’ compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults and notices of litigation, ERISA events and environmental liability resulting in a material adverse change; inspections by the Administrative Agent (once per year (so long as there is no ongoing event of default) and subject to cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes; compliance with laws and regulations (including ERISA and environmental laws); compliance by the Borrower and its subsidiaries with Patriot Act, OFAC, FCPA and other anti-money laundering rules and regulations and laws applicable to sanctioned persons; commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Term Facility from Moody’s and S&P (but not to maintain a specific rating); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above); use of proceeds; changes in lines of business; changes of fiscal year; designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters (subject to limitations set forth above in “Security”), subject, where applicable, in the case of each of the foregoing covenants, to exceptions, baskets, thresholds and qualifications to be provided in the Facility Documentation to be mutually agreed.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

a)             the incurrence of debt (which shall permit, among other things, (i) indebtedness incurred and/or assumed in connection with a Permitted Acquisition (as defined below), subject to (x) the terms set forth below regarding debt assumed or incurred in connection with a Permitted Acquisition and (y) a cap on the aggregate amount of debt that may be incurred by non-guarantors in connection with a Permitted Acquisition or pursuant to clause (ii) below equal to the greater of $250 million and 15% of EBITDA (to be defined), (ii) unlimited unsecured debt (subject to the shared cap on the aggregate amount of debt that may be incurred by non-guarantors as described in clause (i) above) so long as, on a pro forma basis, the Total Leverage Ratio is less than 4.00:1.00, (iii) purchase money debt and capital leases in an aggregate amount not to exceed the greater of $250 million and 20% of EBITDA, and (iv) certain indebtedness of foreign subsidiaries in an aggregate amount not to exceed the greater of $200 million and 10% of EBITDA);

b) liens (which shall permit, among other things, customary liens associated with permitted capital leases, purchase money debt and indebtedness of foreign subsidiaries);

c) mergers, consolidations and other fundamental changes;

d) asset sales (including sales of subsidiaries), transfers and other dispositions of assets and sale and lease back transactions;

e)              investments and acquisitions (which shall permit, among other things, (i) Permitted Acquisitions, (ii) investments, including intercompany investments, in foreign subsidiaries subject to limits to be agreed and (iii) unlimited additional investments, including intercompany investments, so long as, on a pro forma basis, the Total Leverage Ratio is less than 2.75:1.00);

f)               dividends, redemptions, repurchases and other restricted payments with respect to equity (which shall permit, among other things, (i) subject to no default or event of default at the time of declaration, dividends by the Borrower in an annual amount up to the greater of $350 million and 30% of EBITDA per fiscal year; and (ii) unlimited additional amounts so long as (x) no default or event of default has occurred and is continuing or would result therefrom and (y) pro forma Total Leverage Ratio is less 2.50:1.00);

g)              prepayments or redemptions of any subordinated, junior lien or unsecured indebtedness (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things, unlimited prepayments or redemptions of Junior Debt so long as (x) no default or event of default has occurred and is continuing or would result therefrom and (y) pro forma Total Leverage Ratio is less 2.50:1.00);

h) burdensome agreements (negative pledge clauses with respect to the Collateral), subsidiary dividends and transfers of assets;

i) transactions with affiliates;

j) change in the nature of their business or fiscal years; and k) negative pledge with respect to U.S. owned real property and U.S. owned foreign IP not constituting collateral.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions (including an exception for Permitted Restructuring Transactions (to be defined), qualifications and “baskets” to be mutually agreed. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall equal the sum, without duplication, of the following: (a) a $250 million starter basket, plus (b) the retained portion of excess cash flow (i.e. the portion of excess cash flow that is not required to be offered to be applied to repay the Term Loans), plus (c) the cash proceeds of new public common equity issuances of the Borrower, plus (d) returns, profits, distributions and similar amounts received in cash by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the original amount of such investments made under the Available Amount Basket), plus (e) investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (not to exceed the original amount of such investments made under the Available Amount Basket), plus (f) the aggregate amount of all “declined proceeds”. Subject to compliance with a Total Leverage Ratio of no greater than 3.00:1.00 and other customary conditions to be agreed, the Available Amount Basket may be used for investments, dividends and distributions and the prepayment or redemption of Junior Debt.

The Borrower and its restricted subsidiaries will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division) (each, a “Permitted Acquisition”) and incur or assume indebtedness in connection therewith subject to: (a) pro forma compliance, after giving effect to any such transaction, with either (i) a Total Leverage Ratio that is less than 4.00:1.00 or (ii) a Total Leverage Ratio that is no greater than the Total Leverage Ratio immediately prior to giving effect to any such acquisition; (b) no default or event of default shall have occurred and be continuing or would result therefrom; (c) the acquired entity or business is in the same line of business or carries on, or is, a business complementary to that carried on by the Borrower and its restricted subsidiaries; (d) the Guarantors comply with the applicable covenants to provide Collateral and guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to the applicable limitations on investments in non-Guarantor subsidiaries to be specified in the Facility Documentation.

Financial Covenant:	None.

Unrestricted Subsidiaries:

The Facility Documentation will contain provisions pursuant to which, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time, (b) no event of default under the Facility Documentation has occurred or is continuing or would exist after giving effect thereto, (c) such subsidiary is not a “restricted subsidiary” with respect to certain types of funded debt and (d) other customary conditions to be agreed are satisfied. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facility Documentation (except as set forth herein with regard to certain laws) and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio contained in the Facility Documentation.

Events of Default:

Limited to the following (and subject to grace periods, notice requirements, thresholds and materiality qualifications to be mutually reasonably agreed (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal, interest or other amounts; violation of covenants (subject, in the case of certain affirmative covenants, to a thirty day grace period after notice); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other insolvency events of the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); undischarged material monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security interest in Collateral or intercreditor agreement; and change of control (to be defined).

Voting:

Amendments and waivers of the Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Loans (the “Required Lenders”) and no acknowledgment by the Administrative Agent shall be required, and (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental Term Facility to which such Lender has agreed) such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the default rate, or any waiver or any change to a financial ratio), (C)

extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest or fees (but not by virtue of a waiver or amendment to the terms of any mandatory prepayment or any obligation to pay the Default Rate, or any waiver or any change to a financial ratio) and (D) amendments to pro rata sharing and pro rata payment provisions, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the guarantees provided by Guarantors or releases of all or substantially all of the Collateral (other than in connection with actions permitted under the Facility Documentation) and (iii) customary protections for the Administrative Agent will be provided. Defaulting lenders shall not be included in the calculation of Required Lenders. Notwithstanding the foregoing, changes in terms and conditions in the Facility Documentation made or proposed to be made in connection with any Incremental Term Facility or Refinancing Facility that benefit existing Lenders may be effected without the affirmative vote of such Lender or Lenders.

The Facility Documentation shall contain customary provisions for replacing defaulting lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate commitments and outstandings under the Term Facility shall have consented thereto.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Facility Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 5 business days following receipt of notice thereof.

Cost and Yield Protection:

The Facility Documentation will contain customary provisions for facilities of this kind including, without limitation, (i) tax gross-up provisions, (ii) increased costs and yield protection provisions (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices) and (iii) provisions indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of an Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Assignments and Participations:

After the Closing Date, the Lenders will be permitted to assign (other than to Disqualified Lenders and natural persons) loans and/or commitments under the Term Facility or any Incremental Term Facility with the consent of the Borrower (any such consent shall be deemed to have been given after 10 business days’ notice if the Borrower fails to respond) and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or a related fund of a Lender and (B) no consent of the Administrative Agent shall be required if such assignment is an assignment of Loans to another Lender, an affiliate of a Lender or a related fund of a Lender. Each assignment

(other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of (x) in the case of the Term Facility or any Incremental Term Facility, $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or (y) if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the applicable Facility. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (except, (x) in the case of contemporaneous assignments by any Lender to one or more approved funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any of the Initial Lenders or any of their affiliates in connection with the primary syndication and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment).

The Lenders will be permitted to sell participations (other than to Disqualified Lenders to the extent that a list of Disqualified Lenders has been provided to the Lenders (and the Administrative Agent has express authority to provide the list of Disqualified Institutions to all Lenders)) in loans and commitments in accordance with customary provisions for similar financings. The Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any lender is a Disqualified Institution or (ii) have any liability with respect to any assignment of Term Loans to any Disqualified Institution.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Term Lenders (or all directly and adversely affected Term Lenders, if the participant is directly and adversely affected) would be required.

Non pro-rata assignments may be made to the Borrower or any of its affiliates subject to voting limitations and other customary conditions to be reasonably and mutually agreed by the Borrower and the Lead Arrangers.

Expenses and Indemnification:

The Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent, any other agents and the Commitment Parties (without duplication) associated with their due diligence investigation, the syndication of the Term Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction.

The Borrower and the Guarantors, jointly and severally, will indemnify the Administrative Agent, any other agents, the Commitment Parties and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, by a single firm of local counsel in each appropriate jurisdiction material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel and another firm of local counsel in each appropriate jurisdiction for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by the Borrower, the Company or its restricted subsidiaries; provided that the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Latham & Watkins LLP.

ANNEX I

Interest Rates:	At the option of the Borrower: (1) with respect to Tranche 1, Adjusted LIBOR plus 3.25% or ABR plus 1.75%; and (2) with respect to Tranche 2, Adjusted LIBOR plus 3.50% or ABR plus 2.00%; and

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” means a fluctuating rate per annum equal to the greatest of (x) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (y) the Federal Funds effective rate plus 1/2 of 1.00% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.00%.

“Adjusted LIBOR” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the London interbank offered rate, as currently published on the applicable Reuters screen page as administered by the ICE Benchmark Administration, or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays such rate as administered by the ICE Benchmark Administration or (z) if the rates in clauses (x) and (y) are not available, the rate determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market, in each case as adjusted for applicable reserve requirements; provided that, at no time will the reserve adjusted Eurodollar Rate be deemed to be less than 0.75% per annum.

B-1-1

Exhibit C

Project Princeton
Summary of Additional Conditions(3)

The initial borrowing under the Term Facility shall be subject to the following conditions:

1.             Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect (as defined in the Merger Agreement); provided, that clause (b) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining satisfaction of the condition in this paragraph 1.

2.             The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by the parties thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties), unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that any reduction in the Acquisition Consideration of (x) less than 10% shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such decrease reduces the Term Facility on a dollar-for-dollar basis and (y) 10% or more shall be deemed to be materially adverse to the Lenders and the Commitment Parties.

3.             Substantially simultaneously with the initial borrowing under the Term Facility and the consummation of the Acquisition, the Refinancing shall be consummated.

4.             The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries and of the Borrower and its consolidated subsidiaries and related statements of income and cash flows of the Company and its consolidated subsidiaries and of the Borrower and its consolidated subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries and of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries and of the Borrower and its consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Company and its consolidated subsidiaries and of the Borrower and its consolidated subsidiaries, as applicable, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes) together with the consolidated balance sheet and related statements of income and cash flows for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP. The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the 2012, 2013 and 2014 fiscal years and

(3)                                 All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

the unaudited financial statements referred to in clause (b) above for the second fiscal quarter of the 2015 fiscal year.

5.             The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its consolidated subsidiaries as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared (x) using the audited and unaudited consolidated balance sheets and related statements of income and cash flows delivered pursuant to paragraph 4 above for the comparable twelve-month period and (y) after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) which such financial statements need not be prepared in a manner consistent with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.             Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7.             The Administrative Agent and the Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8.             (i) The execution and delivery of the Facility Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions, and (ii) delivery to the Lead Arrangers of customary legal opinions, officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit C, of the Borrower’s chief financial officer, in each case, subject to the Limited Conditionality Provisions.

9.             All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent (in the case of expenses only) invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowing under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility).

10.          The Commitment Parties shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days commencing upon delivery by the Borrower of information required for the Information Memorandum (other than portions thereof customarily provided by financing arrangers and limited, in the case of financial information, to the financial statement described in clauses (a) and (b) of paragraph 4 above) to syndicate the Term Facility (the “Marketing Information”); provided that (i) November 27, 2015 shall not be considered a business day for purposes of the Marketing Period and (ii) such 15 consecutive business day period shall end on or prior to December 18, 2015 or commence on or after January 4, 2016.  If the Borrower in good faith reasonably believes it has delivered the Marketing Information, it may deliver to the Lead Arrangers a written notice to that effect, in which case the Borrower shall be deemed to have complied with such obligation to furnish the Marketing Information on the date such notice is received by the Lead Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such Marketing Information requested by the Lead Arrangers in accordance with the preceding sentence for use in the Information Memorandum and, within two business days after the receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which such Marketing Information has not been delivered).

11.          (a) The Specified Merger Agreement Representations shall be accurate in all material respects on and as of the Closing Date, but only to the extent that the Borrower (or its affiliate) have the right (taking into account any applicable cure provisions) to terminate its (and/or its affiliate’s) obligations under the Merger Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of such representation failing to be so accurate; and (b) the Specified Representations shall be accurate in all material respects (or in all respects if already subject to materiality) on and as of the Closing Date.

ANNEX I

Form of Solvency Certificate

[        ], 2016

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [  ] of the Credit Agreement, dated as of [     ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Skyworks Solutions, Inc. (the “Borrower”), the lending institutions from time to time parties thereto and Barclays Bank PLC, as the Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [       ], the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.            For purposes of this certificate, the terms below shall have the following definitions:

(a)           “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)           “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)           “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)           “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)           “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.             Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3.             In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

SKYWORKS SOLUTIONS, INC.

By:
Name:
Title: Chief Financial Officer